Sonic Foundry, Inc. Announces Listing Transfer from
The Nasdaq Global Market to The Nasdaq Capital Market

MADISON, Wis. — September 15, 2008 — Sonic Foundry, Inc. (NASDAQ: SOFO), the recognized market leader for rich media webcasting and knowledge management, today announced that on September 12, 2008, it received a letter from the Nasdaq Listings Qualifications Staff (the “Staff”) stating that it has approved the Company’s request to transfer the listing of its shares from The Nasdaq Global Market to The Nasdaq Capital Market, effective at the open of the market on Tuesday, September 16, 2008. The Nasdaq Capital Market is one of the three market tier designations for Nasdaq-listed stock, and presently includes over 500 companies. The Nasdaq Capital Market operates in substantially the same manner as The Nasdaq Global Market. Securities listed on The Nasdaq Capital Market satisfy all applicable qualification requirements for Nasdaq securities and all companies listed on The Nasdaq Capital Market must meet certain financial requirements and adhere to Nasdaq’s corporate governance standards. Sonic Foundry stock will continue to trade under the symbol “SOFO”.

As previously announced, the Company received notice from the Staff on March 10, 2008, that the Company did not meet the minimum bid price of $1.00 per share, in accordance with Marketplace Rule 4450(a)(5) (the “Rule”) which is required for listing on The Nasdaq Global Market. On September 9, 2008 the Company was notified by the Staff that it had not regained compliance with the Rule during the 180 calendar days provided and that its securities are therefore subject to delisting from The Nasdaq Global Market. The transfer to The Nasdaq Capital Market extends the requirement to achieve a minimum $1.00 bid price for at least 10 consecutive business days until March 9, 2009.

In response to Nasdaq’s notification, the Company intends to continue to carefully monitor its stock price and consider all options to regain compliance.

About Sonic Foundry®, Inc.
Sonic Foundry (NASDAQ: SOFO, www.sonicfoundry.com) is the global leader for rich media webcasting and knowledge management, providing enterprise communication solutions for more than 1,200 customers in education, business and government. Powered by Mediasite, the patented webcasting platform which automates the capture, management, delivery and search of lectures, online training and briefings, Sonic Foundry empowers people to transform the way they communicate. Through the Mediasite platform and its Events Services group, the company helps customers connect a dynamic, evolving world of shared knowledge and envisions a future where learners and workers around the globe use webcasting to bridge time and distance, accelerate research and improve performance.

Certain statements contained in this news release regarding matters that are not historical facts may be forward-looking statements. Because such forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, uncertainties pertaining to continued market acceptance for Sonic Foundry's products, its ability to succeed in capturing significant revenues from media services and/or systems, the effect of new competitors in its market, integration of acquired business and other risk factors identified from time to time in its filings with the Securities and Exchange Commission.

Press Contact:
Tammy Kramer
608.237.8592
tammyk@sonicfoundry.com